Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CASCADE CORPORATION

ARTICLE I

Name of Corporation

The name of this Corporation, and by which it shall be known is:

“Cascade Corporation”

ARTICLE II

Duration of the Corporation

The duration of this Corporation shall be perpetual.

ARTICLE III

Authorized Shares

The total authorized capital stock of the Corporation is 40,000,000 shares of Common Stock of the par value of fifty cents per share.

A. Common Stock.

1. Dividends. Dividends payable in cash, stock or otherwise, as determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of the surplus or net profits of the Corporation available for the payment of dividends.

2. Liquidation. In the event of any liquidation, dissolution or winding up the Corporation, the assets of the Corporation shall be distributed among the holders of Common Stock according to their respective rights and preferences and pro rata in accordance with their respective holdings.

3. Voting Rights. Each holder of Common Stock shall be entitled to, upon all matters to be voted upon by the shareholders of the Corporation, one vote for each share of such stock standing in such shareholder’s name on the books of the Corporation as of the record date set for such voting.

B. Pre-Emptive Rights.

No holder of stock of the Corporation of any class shall have any pre-emptive right whatsoever to subscribe to or otherwise acquire any shares of any class of stock to the Corporation.

ARTICLE IV

Action Taken by Majority Consent

Any action required or permitted to be taken at an annual or special meeting of shareholders of the Corporation may be taken without a meeting if consented to in writing by the holders of outstanding shares having at least the minimum number of votes necessary to authorize or ratify such an action if taken at a meeting at which all shares entitled to vote were present and voted.

ARTICLE V

Indemnification and Reimbursement of Expenses

A. Indemnification. The Corporation will indemnify each of its officers and directors to the fullest extent permitted under the Oregon Business Corporation Act, as it now exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorney fees) incurred or suffered by such a person by reason of or arising from the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification will continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and will inure to the benefit of his or her heirs, executors, and administrators. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation who are not Directors or officers with the same scope and effect as the indemnification provided in this Article V to directors and officers. The indemnification provided in this Article V is not exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise.

B. Advancement of Expenses. Expenses incurred by a person in defending a proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such proceeding at the written request of such person, if the person:

1. furnishes the Corporation a written affirmation of the person’s good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

2. furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article V or under any other indemnification rights granted by the Corporation to such person.

Such advance shall be made without regard to the person’s ability to repay such advances and without regard to the person’s ultimate entitlement to indemnification under this Article V or otherwise.

C. Effect of Amendment. No amendment to this Article V that limits the obligation of the Corporation to indemnify any person will have any effect on that obligation for any act or omission that occurs before the effective date of the amendment.

ARTICLE VI

Liability of Directors

No Director of the Corporation will be personally liable to the Corporation or its shareholders for monetary damages for conduct as a Director, except that this Article VI does not eliminate the liability of a Director for any act or omission for which such an elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted will affect the liability of a Director for any act or omission that occurs before the effective date of the amendment.